Exhibit 99.1

SENOMYX ANNOUNCES CORPORATE UPDATE AND

FOURTH QUARTER AND FULL YEAR 2013 FINANCIAL RESULTS

Recent Highlights Include:

•                  Received Generally Recognized As Safe (GRAS) determination for new Sweetmyx™ flavor ingredient, S617

•                  Received regulatory approval for Sweetmyx SR69 (S6973) sucrose modifier in the European Union

SAN DIEGO, CA — March 12, 2014 — Senomyx, Inc. (NASDAQ: SNMX), a leading company using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients for the food, beverage, and ingredient supply industries, today reported financial results for the fourth quarter and full year ended December 31, 2013.  Total revenues for the full year were $29.3 million and the Company ended 2013 with $33.0 million in cash and highly liquid investments.

“Senomyx is starting 2014 well-positioned for commercial growth and continued achievements with our R&D and regulatory efforts,” stated John Poyhonen, President and Chief Executive Officer of the Company.  “We were very pleased to announce yesterday that our newest Sweetmyx flavor ingredient, S617, was determined Generally Recognized As Safe (GRAS) by the Expert Panel of the Flavor and Extract Manufacturers Association of the United States (FEMA).

“The new Sweetmyx ingredient is a flavor with modifying properties that is used as part of a flavor system to maintain the taste in a wide variety of foods and beverages in which a sweetener such as sugar has been reduced,” Poyhonen stated. “The FEMA GRAS determination opens up significant new commercial revenue opportunities for Senomyx.”

The GRAS determination allows Senomyx’s partners, PepsiCo and Firmenich, to pursue commercialization of the Sweetmyx flavor ingredient in the U.S. and a number of other countries.  The GRAS status also assists with approvals in other regions of the world.  PepsiCo has exclusive rights to use the new Sweetmyx flavor ingredient worldwide in non-alcoholic beverages.  Firmenich has lifetime rights to commercialize this Sweetmyx flavor for food product categories and alcoholic beverages, with exclusive rights until March 2018.    Senomyx will receive royalties from each of its partners based on sales of products that incorporate the new flavor ingredient.

“The new Sweetmyx flavor ingredient will enable the creation of lower-calorie beverages and foods that have reduced sweeteners without sacrificing taste,” Poyhonen said.  “We are particularly excited about the versatility of this Sweetmyx ingredient since it is the first Senomyx flavor ingredient that allows for the reduction of either sucrose or fructose in products.  Senomyx is fully engaged with our partners as they evaluate potential product opportunities.

“In another regulatory accomplishment for Senomyx, the European Food Safety Authority has completed its review of our S6973 sucrose modifier, which can now be marketed in the European Union (EU),” Poyhonen added.  S6973, also known as Sweetmyx SR69, is a flavor with modifying properties that is used as part of a flavor system to restore the original taste profile in products in which sugar has been reduced.  It is applicable for virtually all food categories, as well as selected beverages.  “The recent EU approval, in conjunction with the previous FEMA GRAS determination and other regulatory approvals, will allow commercialization in nearly every major country,” Poyhonen noted.

“The direct sales program that Senomyx initiated last year continues to gain momentum,” stated Sharon Wicker, Senior Vice President and Chief Commercial Development Officer.  “We achieved all of the milestones that we set for 2013.  Importantly, a sales organization was put in place and has been conducting evaluations of Senomyx’s first offerings with key flavor companies.   In addition, relationships with contract manufacturers were established for our Sweetmyx products and Savorymyx™ UM80, we finalized supply chain and distribution services, and we have received commercial quantities of Sweetmyx SR96 (S9632).  Feedback from flavor companies has been encouraging and we are expanding the evaluations of our flavor ingredients.”

Discovery & Development Program Updates:

Sweet Taste Program:   The primary goal of Senomyx’s Sweet Taste Program is to add to the Company’s portfolio of new flavor ingredients that restore the desired sweet taste to food and beverage products that have a significant reduction in sweeteners.  Senomyx has identified new modifiers of sucrose and fructose that possess alternative physical properties and may help expand the potential market for the Company’s sweet flavor modifiers portfolio.  Evaluations and prioritization of new sweet flavor modifiers that are candidates for development activities are ongoing with Senomyx’s partners for the Sweet Taste Program, Firmenich and PepsiCo.

The goal of the Natural Products component of Senomyx’s Sweet Taste Program is to discover and develop novel no- or low-calorie natural high intensity sweeteners and natural sweet flavor modifiers.  The Company has achieved a taste proof-of-concept with the identification of a natural sucrose modifier as well as a natural high intensity sweetener.  Continuing activities include further expansion of Senomyx’s natural products library, high-throughput screening of these plant-derived samples, and additional taste tests of samples of interest.

On March 11, 2014 Senomyx issued a press release announcing the GRAS determination for its new Sweetmyx S617 flavor ingredient. The press release was accurate; however, one of the statements in the release was misinterpreted by some members of the media, who reported that the United States Food and Drug Administration (FDA) made the GRAS determination and/or approved its use.

To clarify, the GRAS designation for Sweetmyx S617 was determined by the Expert Panel of the Flavor and Extract Manufacturers Association of the United States (FEMA).  The FEMA Expert Panel GRAS assessment program for flavor ingredients has been in place since 1960, following the 1958 Food Additives Amendment to the U.S. Federal Food, Drug, and Cosmetic Act, which exempts from FDA food additive review those substances that are generally recognized as safe by qualified experts.  GRAS determinations can be made without notifying the FDA.

The FEMA Expert Panel is comprised of independent experts in the fields of chemistry, toxicology, pharmacology, medicine, pathology, and statistics; all are also experts in flavor safety assessment.  The Expert Panel makes “Generally Recognized As Safe” determinations for flavor ingredients that meet the Expert Panel’s well-defined and published criteria.  FEMA’s GRAS determinations are widely recognized, with over 2,800 flavor ingredients gaining GRAS determinations by FEMA during the past 50 years.  The FDA is generally aware of FEMA’s GRAS determinations, which are published in the open literature.  FEMA GRAS determinations are not routinely submitted as a notice under the FDA’s GRAS notification program.

Cooling Taste Program:  The goal of the Cooling Taste Program is to identify novel cooling agents that have advantages over currently available agents such as menthol.  Definitive safety studies and other development activities in preparation for future regulatory filings are underway for S2227, a new cooling agent.  Firmenich has exclusive commercialization rights for S2227. Additional new cooling agents are being evaluated for potential future commercialization.

Salt Taste Program:  The goal of Senomyx’s Salt Taste Program is to identify flavor ingredients that allow a significant reduction of sodium in foods and beverages yet maintain the salty taste desirable to consumers.  This program is an important research focus for the Company’s longer-term pipeline.  Senomyx is using analytical approaches to evaluate a large proprietary database of proteins found in taste buds in order to find the specific protein or group of proteins that function to detect salt in foods.  This protein or proteins can then serve as research targets to discover new salt flavor modifiers using Senomyx’s novel flavor technology.

Senomyx has identified a small group of proteins that meet certain criteria for potentially being involved in salt taste, and more advanced tests have begun to determine if they function to detect salt.  Each of these candidate targets is being further evaluated to see if it modulates salty taste, which would provide a taste proof-of-concept.

Intellectual Property:  Senomyx continues to be diligent in seeking protection for its intellectual property.  As of December 31, 2013, the Company is the owner or exclusive licensee of 406 issued patents and several hundred pending patent applications in the U.S., Europe, and elsewhere related to proprietary taste science technologies.

Commercialization Updates:

Under the Company’s direct sales program, rather than relying solely on licensing collaborations for commercialization, Senomyx also sells certain of its pure, also commonly referred to as “neat”, ingredients to flavor companies that can incorporate them into proprietary flavor systems for their customers.  Senomyx’s internal commercial organization handles sales and marketing, as well as supply chain management of third party manufacturers.  The direct sales program complements Senomyx’s existing collaborations, which are based on exclusive or co-exclusive commercialization licenses with partners that pay royalties to the Company.

Senomyx Direct Sales Program:  Senomyx intends to leverage its proprietary taste discovery technologies to become a leading commercial provider of novel flavor ingredients to the flavor industry.  The Company’s Complimyx™ Taste Modulation Ingredients brand includes Senomyx’s Sweetmyx sweet taste modifiers and Savorymyx savory flavors.

Sweetmyx ingredients are sweet flavor modifiers used with other flavors to restore the desired sweet taste of products in which sucrose or other sweeteners have been reduced.   Having multiple Sweetmyx offerings allows the Company to address specific food or beverage product requirements and broadens the potential applications for Senomyx’s flavor ingredient portfolio.  Sweetmyx SR96 (S9632), a sucrose modifier, is currently being evaluated by flavor companies for end-use in non-alcoholic beverages.  Initial commercial-scale quantities of Sweetmyx SR96 were received from the contract manufacturer in the fourth quarter of 2013.  Senomyx will begin commercialization activities with a second sucrose modifier, Sweetmyx SR69 (S6973), during the second quarter of this year for use in virtually all food categories, as well as certain beverage products.  The Company expects to receive initial commercial-scale quantities of Sweetmyx SR69 by mid-year 2014.

Savorymyx flavors each provide a distinct new savory (umami) taste sensation and can be combined with other ingredients to create unique new flavor blends.  They are applicable for a variety of products including sauces, frozen foods, cooking aids, soups, and snack foods, and can be used to reduce or replace added monosodium glutamate (MSG).  Savorymyx UM80 (S807) is being evaluated by flavor companies for use in numerous food and beverage product categories.  Commercial-scale quantities of Savorymyx UM80 have been produced by a global manufacturer and are on track for delivery to Senomyx by the end of the first quarter of 2014.

Royalty-Based Collaborations:  Senomyx has collaborative agreements with several of the world’s leading packaged food, beverage, and ingredient companies.  The Company has received commercial revenues on sales of products incorporating its flavor ingredients from Firmenich SA, Nestlé SA, and Ajinomoto Co., Inc.

•                  S6973, a sucrose modifier, is being commercialized in a variety of categories including ready-to-drink and powdered beverages, dairy products and baked goods in the Americas, Southeast Asia, Africa, and Australia.

•                  S9632, a sucrose modifier, is being evaluated for use in foods, alcoholic beverages, and powdered beverages.

•                  A new Sweetmyx ingredient (S617) is a flavor with modifying properties that is used as part of a flavor system to maintain the taste in a wide variety of foods and beverages in which a sweetener has been reduced.  The FEMA GRAS status allows usage in a broad range of beverages including carbonated soft drinks, sports drinks, coffee and tea products, beverage concentrates and alcoholic beverages.  In addition, it may be used with a variety of foods, including baked goods, cereals, dairy products, confectioneries, snack foods, and condiments.

•                  S2383, a sucralose modifier, is being used primarily in beverage products marketed in North America and Latin America.

•                  S336, a savory flavor, is being used in new and reformulated established products that were launched into the retail, industrial, and food service channels in selected countries within Africa, Asia, Latin America, and the Middle East.

•                  S6821, a bitter blocker, is currently being used in several products in a country in Southeast Asia.

Financial Review:

At December 31, 2013, Senomyx held $33.0 million in cash, cash equivalents and investments available-for-sale.

Total revenues were $7.4 million for the quarter ended December 31, 2013, compared to $8.2 million for the quarter ended December 31, 2012.  Total revenues for the year ended December 31, 2013 were $29.3 million, compared to $31.3 million for the year ended December 31, 2012.

Development revenues were $6.6 million in the fourth quarter of 2013 and $6.7 million in the fourth quarter of 2012.  Development revenues were $24.7 million and $27.0 million for the years ended December 31, 2013 and 2012, respectively.  The change from 2012 to 2013 results from a $2.1 million decrease in one-time development milestones earned.

Commercial revenues were $837,000 for the fourth quarter of 2013 compared to $1.5 million for the fourth quarter of 2012.  This difference is primarily due to non-recurring revenues included in the fourth quarter of 2012 related to a one-time minimum annual royalty adjustment. Commercial revenues for the year ended December 31, 2013 increased to $4.6 million from $4.3 million for the year ended December 31, 2012.  The increase for the annual period primarily reflects increased royalties from the sweet flavor ingredients.

Cost of commercial revenues was $59,000 for the fourth quarter of 2013 compared to $100,000 for the fourth quarter of 2012.  Cost of commercial revenues was $325,000 and $303,000 for the years ended December 31, 2013 and 2012, respectively.  These amounts represent royalty payments related to certain in-licensed technologies and are consistent with corresponding variances in commercial revenues.

Research, development and patents expenses, including stock-based compensation expenses, were $7.2 million for the fourth quarter of 2013 as well as the fourth quarter of 2012, and $28.6 million for each of the years ended December 31, 2013 and 2012.

Selling, general and administrative expenses, including stock-based compensation expenses, were $3.2 million for the fourth quarter of 2013 and $3.1 million for the fourth quarter of 2012. Selling, general and administrative expenses for the year ended December 31, 2013 were $12.3 million compared to $11.6 million for the corresponding period of 2012. The increases were primarily due to personnel-related expenses, including recruiting and relocation expenses related to hiring of employees dedicated to the Company’s direct sales program.

The net loss for the quarter ended December 31, 2013 was $0.08 per share, compared to $0.06 per share for the quarter ended December 31, 2012.  The net loss for the year ended December 31, 2013 was $0.29 per share compared to $0.23 per share for the year ended December 31, 2012.

Financial Outlook:

“Senomyx continues to maintain a healthy balance sheet, and we began 2014 with nearly $33 million in cash and no debt.  We are well-positioned to achieve our discovery, development and commercialization objectives, and we have no plans to raise money through the issuance of equity or debt to fund the current scope of our operations.  Furthermore, we continue to anticipate achieving profitability in 2015.  Today we are reiterating the commercial revenue guidance announced last quarter and providing additional insight into our expectations for 2014,” stated Tony Rogers, Senior Vice President and Chief Financial Officer.

For the full year 2014, Senomyx expects:

•                  Total revenues of $32 million to $35 million, of which approximately $10 million are commercial revenues

•                  Total operating expenses of $44 million to $46 million, of which approximately $6 million are non-cash, stock-based compensation expenses

•                  Net loss of $10 million to $12 million

•                  Basic and diluted net loss of $0.23 to $0.28 per share

•                  Year-end cash, cash equivalents and investments available for sale balance greater than $25 million

Development revenues in 2014 are anticipated to be $22 million to $25 million, which are comprised of approximately $17 million in committed development revenues from existing collaborations, plus $5 million to $8 million from a combination of additional R&D funding, milestones, and cost reimbursements.

Senomyx compartmentalizes commercial revenue opportunities into three categories: the Company’s royalty-based collaborations with Firmenich, Nestlé, and Ajinomoto; direct sales; and the PepsiCo Sweet Program collaboration.  Commercial revenues are modeled based on projections from Senomyx’s collaborators plus current estimates for sales potential from the direct sales initiative.  From these three categories of commercial revenue opportunities, Senomyx continues to expect approximately $10 million in commercial revenues in 2014, and approximately $25 million in commercial revenues in 2015, with gross margins to range between 75% and 85%.  This growth in commercial revenues will be primarily driven by the Sweet Program collaboration with PepsiCo and direct sales.  Commercial revenues from direct sales and commercialization of the new S617 Sweetmyx flavor ingredient will be heavily weighted toward the end of the year.

Senomyx expenses are divided into three categories: 1) cost of commercial revenues; 2) research, development and patents or RD&P; and 3) selling, general and administrative, or SG&A.  Cost of commercial revenues is comprised of royalty payments related to in-licensed technologies and the cost of goods sold related to direct sales.  This is expected to increase based on an anticipated increase in commercial revenue in 2014.  The Company expects cost of commercial revenues to be 15% to 25% of commercial revenues.  The Company expects RD&P and SG&A expenses to be generally in-line with its expense trends over the past few years, except for non-cash, stock-based expense, which is projected to be approximately $2 million higher in 2014 due to the recent increase in the Company’s stock price.

In addition to beginning the year with approximately $33 million in cash and highly liquid investments, going forward the Company has committed and potential sources of cash under current collaborations including the following:

•                  $17 million in committed development payments

•                  $18 million in potential development payments related to extension options

•                  $28 million in potential milestone payments

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) Thursday, March 13, 2014, to discuss these financial results and provide an update on the Company.  To participate in the live conference call, U.S. residents should dial (888) 679-8018, and international callers should dial (617) 213-4845, at least 10 minutes prior to the call start time.  The participant passcode for this conference call is 50932920.

Participants may pre-register for the call at any time, including up to and after the call start time, at https://www.theconferencingservice.com/prereg/key.process?key=PMYJ9VXQQ. Pre-registrants will be issued a pin number to use when dialing into the live call, which will provide quick access to the conference.

To access the live Internet broadcast or a subsequent archived recording, please log onto the Investor Relations section of Senomyx’s website at http://investor.senomyx.com.

Senomyx Glossary & Complimyx Brand Names:

The following chart lists some of Senomyx’s flavor ingredients.  The Company’s Complimyx Taste Modulation Ingredients brand includes Senomyx’s Sweetmyx sweet flavor modifiers and Savorymyx savory flavors.

SWEET TASTE PROGRAM

Sucralose Modifier S2383	Flavor with modifying properties used as part of a flavor system to restore the desired taste profile of products in which sucralose, a commonly used high-intensity sweetener, has been reduced

SR69 (S6973)	Flavor with modifying properties used as part of a flavor system to restore the desired taste profile of products in which sucrose (table sugar) has been reduced

SR96 (S9632)	Flavor with modifying properties used as part of a flavor system to restore the desired taste profile of products in which sucrose (table sugar) has been reduced

Flavor Ingredient (S617)	Flavor with modifying properties used as part of a flavor system to restore the desired taste profile of products in which sweeteners have been reduced

SAVORY / UMAMI TASTE PROGRAM

Savory Flavors S336 & additional ingredients	Flavor ingredients that are very versatile and can be used to create new savory blends

UM80 (S807)

BITTER BLOCKERS PROGRAM

Bitter Blockers S6821

Flavors with modifying properties used as part of a flavor system for foods and beverages to reduce the bitterness of bitter tasting ingredients, e.g., soy & whey proteins, menthol, caffeine, cocoa, Rebaudioside A (stevia)

COOLING TASTE PROGRAM

Cooling Agents S2227	Flavor ingredient that is in development; intended to overcome the limitations of currently available agents, e.g., by having greater potency, longer cooling duration, or lack of aroma

About Senomyx, Inc. (www.senomyx.com)

Senomyx is using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients.  These include modifiers of Sweet and Salt flavors as well as Savory Flavors, Bitter Blockers, and Cooling Agents.  The Company is also engaged in an effort to discover and develop natural high-potency sweeteners.  Under its direct sales program, Senomyx is beginning to sell certain of its Complimyx™ brand flavor ingredients, Sweetmyx™ and Savorymyx™, to flavor companies for re-sale to their food and beverage company customers.  In addition, Senomyx has collaborative agreements with global food, beverage, and ingredient supply companies, some of which are currently marketing products that contain Senomyx’s flavor ingredients.  Senomyx’s corporate socially responsible activities are described on the Senomyx Cares blog at http://www.senomyx-csrblog.com/.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our projected financial results and anticipated financial condition for 2014 and 2015; the potential to use S617 to restore the original taste profile in foods and beverages in which sucrose or fructose has been reduced; the anticipated availability of commercial quantities of Sweetmyx S617; the anticipated introduction of Sweetmyx S617 into commercial products in the U.S. and other countries; the potential to use Sweetmyx SR69 to restore the original taste profile in foods and beverages in which sucrose has been reduced; the extent to which Sweetmyx SR69 will be introduced into products in the European Union; the anticipated funding under existing collaboration agreements, including projected extensions of development funding by our collaborators; the anticipated availability of commercial quantities of Sweetmyx SR96 and subsequent achievement of commercial sales through our direct sales program; the anticipated availability of commercial quantities of Savorymyx UM80 during the first quarter of 2014 and subsequent achievement of commercial sales through our direct sales program; the anticipated timing and scope of commercial launch of products containing Senomyx’s flavor ingredients, whether by our collaborators or through our direct sales program; the progress and capabilities of Senomyx’s discovery and development programs generally, including without limitation our ability to identify proteins primarily involved in the perception of salt taste in humans. Risks that contribute to the uncertain nature of the forward-looking statements include: the fact that the cost to manufacture and/or formulate Sweetmyx S617 into packaged food and beverage products may be higher than anticipated, which could discourage market acceptance; we may encounter unexpected difficulties using Sweetmyx S617 to manufacture food or beverage products at commercial scale; the launch of any new or reformulated commercial product requires the coordination of activities by various business units and is subject to inherent uncertainty and potential delay; Senomyx may be asked to complete additional studies to evaluate and/or monitor the safety of new flavor ingredients in order to maintain applicable regulatory approvals and/or obtain regulatory approvals outside of the United States; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold, and in particular, Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval of Sweetmyx S617 in the United States and elsewhere; even if Senomyx or its collaborators receive a regulatory approval and incorporate Senomyx flavor ingredients into products, those products may never be commercially successful; large companies, such as PepsiCo, are typically conservative when implementing changes to their branded products, and may not begin or expand their use of Senomyx flavor ingredients when expected or at all; Senomyx has no experience in manufacturing, marketing, or selling flavor ingredients on a commercial scale and may not successfully implement its direct sales program; Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s development revenues, and existing collaborators may not elect to extend the research funding under those collaborations as anticipated; Senomyx may not be able to establish new collaborations or other business arrangements and/or maintain existing collaborations on acceptable terms;  Senomyx flavor ingredients may not be useful or cost-effective for formulation into products; Senomyx is dependent on third parties to manufacture commercial quantities of Sweetmyx SR96 and Savorymyx UM80; development activities for newer flavor ingredients may not demonstrate an acceptable safety profile or meet other commercialization criteria; Senomyx or its collaborators may be unable to manufacture Senomyx flavor ingredients at commercial scale or at anticipated costs; Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies; and Senomyx’s discovery and development programs may not be successful or result in the discovery of new flavor ingredients that are commercially viable. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:
Financial	Investor Relations
Tony Rogers Senior Vice President & Chief Financial Officer	Gwen Rosenberg Vice President, Investor Relations & Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8304	858-646-8369
tony.rogers@senomyx.com	gwen.rosenberg@senomyx.com

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(unaudited)	(unaudited)
Revenues:
Development revenues	$6,572	$6,734	$24,657	$26,981
Commercial revenues	837	1,450	4,630	4,332
Total revenues	7,409	8,184	29,287	31,313

Operating expenses:
Cost of commercial revenues	59	100	325	303
Research, development and patents (including $500, $514, $1,688 and $1,876, respectively, of non-cash stock-based compensation)	7,211	7,186	28,612	28,644
Selling, general and administrative (including $630, $662, $2,341 and $2,594, respectively, of non-cash stock-based compensation)	3,232	3,121	12,283	11,619
Total operating expenses	10,502	10,407	41,220	40,566

Loss from operations	(3,093)	(2,223)	(11,933)	(9,253)

Other income	7	10	35	67

Net loss	$(3,086)	$(2,213)	$(11,898)	$(9,186)

Basic and diluted net loss per share	$(0.08)	$(0.06)	$(0.29)	$(0.23)

Weighted average shares used in computing basic and diluted net loss per share	40,882	40,100	40,663	39,956

Condensed Balance Sheets

(in thousands)

	December 31, 2013	December 31, 2012

Cash, cash equivalents and investments available-for-sale	$32,962	$41,823
Other current assets	2,999	3,547
Property and equipment, net	5,653	7,910
Total assets	$41,614	$53,280

Accounts payable, accrued expenses and other current liabilities	$7,119	$6,538
Deferred revenues	10,553	15,580
Deferred rent	1,138	1,321
Leasehold incentive obligation	3,126	4,113
Stockholders’ equity	19,678	25,728
Total liabilities and stockholders’ equity	$41,614	$53,280